EXHIBIT 12(a)

               BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

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

                                                         Year Ended December 31,
                                      ----------------------------------------------------------
                                        1992         1993         1994         1995         1996
                                        ----         ----         ----         ----         ----
Earnings:
 1. Income before
     income taxes and
     cumulative effects
     of accounting
     changes                          $  906       $1,550       $  869       $  311       $  872
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)                    3,099        3,148        3,884        5,095        5,426
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates                    40           30           45           28           30
                                      ------       ------       ------       ------       ------
 4. Earnings including
     interest on deposits              3,965        4,668        4,708        5,378        6,268
 5. Less: Interest on
           deposits                    1,119        1,013          965        1,360        1,355
                                      ------       ------       ------       ------       ------
 6. Earnings excluding
     interest on deposits             $2,846       $3,655       $3,743       $4,018       $4,913
                                      ======       ======       ======       ======       ======
Fixed Charges:
 7. Interest Expense                  $3,072       $3,122       $3,858       $5,069       $5,400
 8. Estimated interest
     component of net
     rental expense                       27           26           26           26           26
 9. Amortization of debt
     issuance expense                     --           --           --           --           --
                                      ------       ------       ------       ------       ------
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest              3,099        3,148        3,884        5,095        5,426
11. Add: Capitalized
          interest                        --           --           --           --           --
                                      ------       ------       ------       ------       ------
12. Total fixed charges                3,099        3,148        3,884        5,095        5,426
13. Less: Interest on
           deposits
           (Line 5)                    1,119        1,013          965        1,360        1,355
                                      ------       ------       ------       ------       ------
14. Fixed charges excluding
     interest on deposits             $1,980       $2,135       $2,919       $3,735       $4,071
                                      ======       ======       ======       ======       ======
Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)                     1.28         1.48         1.21         1.06         1.16
                                      ======       ======       ======       ======       ======
  Excluding interest on
   deposits
   (Line 6/Line 14)                     1.44         1.71         1.28         1.08         1.21
                                      ======       ======       ======       ======       ======
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